Exhibit 3.3

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CYPRESS ENERGY PARTNERS – TIR, LLC”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF MAY, A.D. 2013, AT 11:50 O’CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5337514 8100	AUTHENTICATION: 0446374

130612142	DATE: 05-20-13

You may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:50 AM 05/20/2013
FILED 11:50 AM 05/20/2013
SRV 130612142 - 5337514 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Cypress Energy Partners - TIR, LLC

Second: The address of its registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington Zip code 19801. The name of its Registered agent at such address is The Corporation Trust Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is _____________.”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 20th day of May 2013.

By:	/s/ Amanda Lovelace
Authorized Person (s)

Name:	Amanda Lovelace
Organizer